Exhibit (e)

PANAGRAM CAPITAL CORPORATION

DIVIDEND REINVESTMENT PLAN

Introduction

Under the Dividend Reinvestment Plan (the “Plan”) for Panagram Capital Corporation (the “Corporation”), dividends and/or distributions to a holder of the Corporation’s shares of common stock, $0.001 par value per share (each, a “Share” and, collectively, the “Shares”) will automatically be reinvested in additional Shares of the Corporation. Each registered stockholder who does not wish to participate in the Plan must “opt-out” of the Plan. For any registered stockholder that does not so elect (each, a “Participant” and collectively, the “Participants”), dividends and/or distributions on such stockholder’s Shares will be reinvested by U.S. Bank, National Association (the “Plan Administrator”), as administrator for stockholders in administering the Plan, in additional Shares, as set forth below. Participation in the Plan is completely voluntary, and may be terminated or resumed at any time without penalty by so notifying the Plan Administrator by [telephone, in writing or by visiting the Plan Administrator’s website at [ ]]. If received by the Plan Administrator prior to the dividend record date, such termination or resumption will be effective with respect to any subsequently declared dividend or other distribution. Participants who hold their Shares through a broker or other nominee and who wish to elect to receive any dividends and distributions in cash must contact their broker or nominee.

Plan Details

1.	The Plan Administrator will open an account for each holder of Shares under the Plan in the same name in which such holder of Shares is registered. Whenever the Corporation declares a dividend or other distribution (together, a “Dividend”) payable in cash, non-participants in the Plan will receive cash and Participants will receive the equivalent in Shares. The Shares will be acquired by the Plan Administrator for the Participants’ accounts, depending upon the circumstances described below, either through (i) receipt of additional unissued but authorized Shares from the Corporation (“Newly Issued Shares”) or (ii) by purchase of outstanding Shares on the open market (“Open-Market Purchases”) on the New York Stock Exchange or elsewhere.

2.	Prior to an initial public offering of the Shares (“IPO”) or the listing of the Shares on a national securities exchange (“listing”), the number of Shares to be issued to a Participant is determined by dividing the total dollar amount of the distribution payable to such stockholder by the most recent quarterly net asset value per share, subject to adjustment to the extent required by Section 23 of the Investment Company Act of 1940, as amended, as determined by the board of directors of the Corporation (the “Board of Directors”).

3.

After an IPO or listing, the Board of Directors intends to primarily use newly issued shares to implement the Plan, whether the shares are trading at a price per share at, below or above net asset value. However, the Board of Directors reserves the right to purchase shares in the open market in connection with the implementation of the Plan. In the event that newly issued shares are used to implement the Plan, the number of shares to be issued to a Participant shall be determined by dividing the total dollar amount of the dividend payable to such Participant by an amount equal to the market price per share at the close of regular trading hours on the New York Stock Exchange on the dividend payment date. Market price per share on that date shall be the closing price for such share on the New York Stock Exchange or, if no sale is reported for such day, at the average of their electronically-reported bid and asked prices of the shares. Shares purchased in open market transactions by the Plan Administrator will be allocated to a Participant based upon the average purchase price, excluding any brokerage charges or other charges, of all Shares purchased with respect to the Dividend. The number of Shares to be outstanding after giving effect to payment of a Dividend cannot be established until the value per Share at which additional Shares will be issued has been determined and elections of the stockholders have been tabulated.

4.	The Plan Administrator maintains all Participants’ accounts in the Plan and furnishes written confirmation of all transactions in the accounts, including information needed by Participants for tax records. Shares in the account of each Participant will be held by the Plan Administrator on behalf of the Participant in book entry form in the Plan Administrator’s name or the Plan Administrator’s nominee. Each stockholder proxy will include those Shares purchased or received pursuant to the Plan. The Plan Administrator will forward all proxy solicitation materials to Participants and vote proxies for Shares held under the Plan in accordance with the instructions of the Participants.

5.	In the case of record stockholders such as banks, brokers or nominees which hold Shares for others who are the beneficial owners, the Plan Administrator will administer the Plan on the basis of the number of Shares certified from time to time by the record stockholder and held for the account of beneficial owners who participate in the Plan.

6.	Any stock dividends or split of Shares distributed by the Corporation on Shares held by the Plan Administrator for Participants will be credited to their accounts. In the event that the Corporation makes available to its stockholders rights to purchase additional Shares or other securities, the Shares held for each Participant under the Plan will be added to other Shares held by the Participant in calculating the number of rights to be issued to each Participant.

7.	The Plan Administrator’s fees for the handling of the reinvestment of dividends and distributions will be paid by the Corporation. However, each Participant will pay a pro rata portion of brokerage fees incurred in connection with Open-Market Purchases (if applicable). The automatic reinvestment of Dividends will not relieve Participants of any Federal, state or local income tax that may be payable (or required to be withheld) on such dividend. If a Participant elects by telephone, Internet or written notice to the Plan Administrator to have the Plan Administrator sell all or a part of his or her Shares and remit the proceeds to the Participant, the Plan Administrator is authorized to deduct a $[ ] sales fee per trade and a per Share brokerage commission of $[ ] from such proceeds. All per Share fees include any applicable brokerage commissions the Plan Administrator is required to pay.

8.	If a Participant elects by telephone, Internet or written notice to the Plan Administrator to have the Plan Administrator sell all or a part of his or her Shares and remit the proceeds to the Participant, the Plan Administrator will process all sale instructions received no later than five (5) business days after the date on which the order is received. Such sale will be made through the Plan Administrator’s broker on the relevant market and the sale price will not be determined until such time as the broker completes the sale. In each case, the price to each Participant shall be the weighted average sale price obtained by the Plan Administrator’s broker net of fees for each aggregate order placed by the Plan Administrator and executed by the broker. To maximize cost savings, the Plan Administrator will seek to sell Shares in round lot transactions. For this purpose the Plan Administrator may combine a Participant’s Shares with those of other selling Participants. The Plan Administrator will mail a check to the selling Participant (less applicable brokerage trading fees) on the settlement date, which is three business days after the Shares have been sold. If a Participant chooses to sell Shares through its broker, the Participant will need to request that the Plan Administrator electronically transfer its Shares to the broker.

9.	Each Participant may terminate his or her account under the Plan by so notifying the Plan Administrator by telephone, in writing or by visiting the Plan Administrator’s website at [ ]. Such administrator will be effective immediately if received by the Plan Administrator prior to any dividend or distribution record date; otherwise, such termination or resumption will be effective on the first trading day after the payment date for such Dividend, with respect to any subsequent Dividend. Upon any withdrawal or termination, the terminating Participant’s Shares will be credited to such Participant’s account and the Plan Administrator will cause to be delivered to each terminating Participant a statement of holdings for the appropriate number of the Corporation’s whole book-entry Shares and a check for the cash adjustment of any fractional Share at the market value per Share as of the close of business on the day the termination is effective less any applicable fee. Notwithstanding the foregoing, if the terminating Participant so specifies, the Plan Administrator will sell the full and fractional Shares and send the proceeds less a $[ ] sales fee per trade and a per Share brokerage commission of $[ ] to the terminating Participant.

10.	The Corporation reserves the right to amend or terminate the Plan upon notice in writing to each Participant at least 30 days prior to any record date for the payment of any dividend or distribution by the Corporation. There is no direct service charge to Participants with regard to purchases in the Plan; however, the Corporation reserves the right to amend the Plan to include a service charge payable by the Participants. Notice will be sent to Participants of any amendments as soon as practicable after such action by the Corporation.

11.	All correspondence from a registered owner of Shares concerning the Dividend Reinvestment Plan should be directed to the Plan Administrator at U.S. Bank, National Association, [ ]; or through the Plan Administrator’s website at [ ]. Participants who hold their Shares through a broker or other nominee should direct correspondence or questions concerning the Dividend Reinvestment Plan to their broker or nominee.

12.	The Plan Administrator shall at all times act in good faith and use its best efforts within reasonable limits to ensure its full and timely performance of all services to be performed by it under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the Plan Administrator’s negligence, bad faith or willful misconduct or that of its employees or agents.